Industrialization of Trevyent® for Pulmonary Arterial Hypertension

Peter Noymer, Robert Zwolinski, Yasmin Noonoo
SteadyMed Therapeutics, Inc., San Ramon, CA USA and SteadyMed Ltd., Rehovot, Israel

Background

Introduction

Trevyent® is a novel drug-device combination product being developed by SteadyMed based on the company's proprietary PatchPump® technology. Trevyent combines PatchPump with treprostinil in a pre-filled, pre-programmed, wearable system for treating pulmonary arterial hypertension (PAH). PAH is a life-threatening orphan disease, and patients with PAH on parenteral prostacyclins require continuous basal infusion 24/7.

PatchPump

A schematic of the PatchPump is shown in Figure 1. The main components are as follows: the ECell®, a self-powered expanding battery actuator; the semi-flexible primary container, a printed circuit board assembly (PCB) for controlling the delivery rate and the user interface, a proprietary infusion set, various plastic structural components, and an adhesive patch. The infusion set comes in two variants, one for subcutaneous (SC) delivery and one for intravenous (IV) delivery.



Figure 1: Schematic of PatchPump and components

Treprostinil and PAH

PAH is a disease characterized by increased pulmonary vascular resistance leading to restricted pulmonary blood flow, elevated pulmonary artery pressure and eventual right heart failure. The principal symptom of PAH is shortness of breath, and additional common symptoms are peripheral edema, chest pain, syncope and fatigue. In untreated PAH, the median survival is 2.8 years from diagnosis. PAH is a rare disease affecting approximately 15-50 per million population, and the prevalence among women is nearly 4x higher than in men.

Parenteral prostacyclins, such as treprostinil, are the standard of care for patients in the advanced stages of PAH. There are only two parenteral prostacyclins currently on the market (treprostinil and epoprostenol), and both require cumbersome and potentially risky manipulation of drug formulations and device programming on an almost daily basis in order for patients to receive their therapy.

Trevyent eliminates many of those risks by design because of the pre-filled and pre-programmed format. Trevyent also has the potential to improve outcomes and quality of life for PAH patients. Trevyent has been designed to meet rigorous requirements for flow accuracy, water/dust ingress, mechanical and electrical integrity, as well as cGMP requirements for drug product manufacturing.

Aseptic Filling

Primary Container

The primary container is shown in Figure 2. The proprietary shape enables the low-profile form factor for the PatchPump. The container is made from a flexible, thermoformed, multi-laminate film that is heatsealed onto a rigid, injection-molded base plate. The drug contact material is cyclic olefin polymer (COP). Prior to filling, the container and the butyl rubber septum are sterilized by gamma irradiation.



Figure 2: PatchPump primary drug container

Compounding and Filling

The proprietary Trevyent formulation is produced at a contract manufacturing facility (Nova Laboratories, Leicester, UK). A simple room-temperature mixing process is used to mix water for injection (WFI) with treprostinil and buffer/tonicity excipients to achieve the desired concentration and pH. Since each container is single-use, there is no need for a preservative in the formulation. The elimination of the preservative is believed to have the potential to reduce the prevalence of site pain experienced with SC infusion of treprostinil.

Following compounding, the formulation is sterilized by filtration through a membrane sterilizing filter into a sterile storage vessel. The sterile treprostinil solution is then filled with an automatic metered filling system into the sterilized primary container, which is then sealed with a butyl rubber septum closure.

Figure 3 shows solution uniformity data for the formulation batches produced for the registration stability program. Three batches each of 1, 5 and 10 mg/mL strengths have been produced for this program. The batch data show a high degree of accuracy and uniformity for all batches.


drug content assay (% label claim)
120
110
100
90
80
1 mg/mL
5 mg/mL
10 mg/mL

Figure 3: Trevyent formulation uniformity data

Final Assembly

Overview

The finished Trevyent product is produced for SteadyMed at a contract manufacturing facility (Bespak, King's Lynn, UK). A semi-automated process with multiple stations is employed in the production process. The process involves assembly of components, calibration of the system, a final check-out of the finished product, and in-process control checks along the way. An assembly flow diagram is shown in Figure 4.



Figure 4: Trevyent final assembly flow diagram

Assembly

The assembly of the Trevyent product takes place after completion of the Primary Container filling operation. During the process, the Trevyent device components which include the Primary Container, ECell and Electronics are connected together in a precise manner in a controlled environment to generate the fully assembled device. An image of the pilot-scale assembly line is shown in Figure 5.



Figure 5: Trevyent assembly station

Calibration

The Trevyent assembly line includes calibration stations that are intended to ensure that certain features of the device, such as the closed-loop location feedback system for flow accuracy, are setup in an efficient, controllable manner to ensure optimal device operation. Images of two of the calibration stations are shown in Figure 6.



Figure 6: Trevyent calibration stations

Stability Studies

Stability Program

Trevyent is intended to be supplied and stored at room temperature, therefore the real-time aging conditions for stability studies are 25°C/60%RH and the accelerated aging conditions are 40°C /75%RH. Studies conducted thus far have evaluated product stability for 6 months under accelerated aging conditions and up to 24 month under real-time aging conditions. The registration studies will evaluate product shelf life out to 36 months under the 25°C/60%RH conditions.

Stability Data

Figure 7, below, shows content assay results from a study in progress. Through 18 months of storage at 25°C/60%RH, the content assay results are steady around 100% of label claim for all three strengths being tested.


1 mg/mL
5 mg/mL
10 mg/mL
drug content assay (% label claim)
120
115
110
105
100
95
90
85
80
0
6
12
18
24
duration of storage (months)

Figure 7: Trevyent stability data for room temperature storage (study in progress out to 36 months)

Conclusions

PatchPump is the only pre-filled, single-use wearable pump and Trevyent is the first product to use the PatchPump. The development and industrialization efforts for Trevyent have required some innovative and unique elements for device and equipment design. With completion of the industrialization process and initiation of pilot-scale production in 2016, the target timeframe for regulatory submission and approval in the US is 2017.

Trevyent overcomes many of the limitations of using general-use or insulin infusion pumps for PAH therapy. If approved, Trevyent will fulfill an unmet medical need and will be the first parenteral product for PAH that has been custom-designed specifically to meet the needs of PAH patients.

/// SteadyMed.com Contact: pnoymer@steadymed.com

Trevyent is a development stage drug product candidate not approved for use by the FDA or other regulatory agencies.

SteadyMed THERAPEUTICS